                                                                  EXHIBIT 5.1

EVCI LOGO
                                                              May 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      EVCI Career Colleges Incorporated
                  Registration Statement on Form S-3 to register the resale of 500,000 shares of common stock (the "Registration Statement")

Ladies and Gentlemen:

         As general counsel to EVCI Career Colleges Incorporated, a Delaware corporation ("EVCI"), I have been requested to render this opinion for filing as
Exhibit 5.1 to the Registration Statement. Each term used herein shall have the meaning specified in the Registration Statement unless otherwise defined herein.

         All of the 500,000 shares of EVCI's common stock, covered by the Registration Statement, are issued and outstanding (the "Shares").

         I have examined the originals or photocopies or certified copies of such records of EVCI and other documents as I have deemed necessary or appropriate for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

         Based on the foregoing, I am of the opinion that the Shares are legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,


                                           /s/ Joseph D. Alperin
                                           Joseph D. Alperin
                                           General Counsel


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